Exhibit 10.2

EMPLOYMENT AGREEMENT

Executed on this 4 day of May 2017

This Employment Agreement (this “Agreement”) is entered by and between Nuvo Group Ltd., with offices at 11 Menachem Begin St., Rogovin Tidhar Tower, 30th Floor, Ramat Gan, Israel 52681 (the “Company”) and Oren Oz, I.D. No. 03-827060-9 of Emek Zvulun 10 Modiin, Israel; email: oren@nuvo-group.com (the “Manager”).

WHEREAS, the Manager has been employed by the Company continuously since                      , 2007 (the “Original Commencement Date”) pursuant to and in accordance with that certain employment terms and conditions agreed between the Manager and the Company, as amended from time to time (jointly, the “Previous Employment Terms”); and

WHEREAS, the Manager and the Company wish to enter into an Employment Agreement which will more fully set out the terms and conditions of the Manager by the Company and will replace in their entirety the Previous Employment Terms in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertaking herein contained, the parties hereby agree to enter into this Employment Agreement as follows:

EMPLOYMENT

1.	The Manager has been, and shall continue for the term of this Agreement, to be employed as the Chief Executive Officer of the Company. The Manager shall be a full time employee of the Company and shall be employed by the Company for an indefinite period pursuant to the terms and conditions set forth herein. The Manager’s supervisor and other working related terms, including salary, are specified in Appendix A attached hereto.

2.	This Agreement shall come into effect upon the execution hereof by both the Company and Manager and shall be effective as of February 1, 2017 (the “Effective Date”), subject to the approval of Company’s board of directors and general meeting of the shareholders.

3.	The Manager undertakes to devote substantially all of his time and attention to the performance of Manager’s duties in the Company and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during Manager’s employment, without the prior written consent of the Company. Nothing contained herein shall derogate from the Manager’s undertakings in Appendix B below.

4.	This Agreement may be terminated by either party by giving the other party hereto prior written notice of such termination as specified in Appendix A (the “Notice Period”).

5.	Notwithstanding anything to the contrary in Section 4 above, the Company may terminate the Manager’s employment for Cause without advance notice, without payment of severance pay and without derogating from any remedy to which the Company may be entitled under this Agreement or the law. A termination for “Cause” is a termination due to the Manager’s conviction in a criminal offense involving moral turpitude which criminal offense materially affected the reputation of the Company (other than an offence for which a fine or non-custodial penalty is imposed).

6.	The Manager shall have no lien on any of the Company’s assets, equipment or any other material in Manager’s possession, including: car, computer, content of email box, cellular phone and Confidential Information as defined in Appendix B (hereinafter the “Company’s Equipment”). The Manager shall return to the Company all of the Company’s Equipment no later than the day of termination of employee-employer relationship.

7.	This Agreement is considered as a personal employment agreement. Nothing herein shall derogate from any right the Manager may have, if at all, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of the Manager’s employment, if relevant.

8.	Except as explicitly set forth in this Agreement, the Manager shall not be entitled to any monetary consideration or any other consideration for any services provided by the Manager to the Company, including as a director of the Company.

SPECIAL AGREEMENT

9.	It is agreed that the Manager’s position is a management one and/or which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, the Manager shall not be granted any other compensation or payment other than expressly specified in Appendix A. The Manager undertakes not to claim that the Working Hours and Rest Law applies to Manager’s employment with the Company. Manager acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Manager undertakes to comply with such requirements of the Company, to the extent reasonably possible. The Manager acknowledges that the compensation to which Manager is entitled pursuant to this Agreement constitutes adequate compensation for Manager’s work during “overtime” or “weekly rest-hours”.

COMPENSATION, ENTITLEMENTS AND BENEFITS

10.	In consideration for the performance of Manager’s duties, the Manager shall be entitled to the compensation, entitlements and benefits set forth in Appendix A.

NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS

11.	Simultaneously with the signing of this Agreement the Manager shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix B.

MANAGER’S REPRESENTATIONS AND UNDERTAKINGS

The Manager represents warrants and undertakes all of the following:

12.	Manager has the ability, knowledge and qualifications needed to perform Manager’s obligations according to this Agreement. Manager does not suffer from any health disability which may have influence on the performance of Manager’s obligations under this Agreement.

13.	There are no other undertakings or agreements preventing the Manager from committing himself in accordance with this Agreement and performing Manager’s obligations hereunder. Manager is not currently and shall not by entering into this Agreement and performing Manager’s obligations hereunder be deemed to be (i) violating any right of Manager’s former employer(s), or (ii) in breach of or in conflict with, any of Manager’s obligations towards Manager’s former employer(s) or under any agreement to which Manager is a party or by any obligation to which Manager is bound.

14.	Manager shall inform the Company, immediately upon becoming aware of every matter in which Manager or Manager’s immediate family has a personal interest and which might give rise to a conflict of interest with Manager’s duties under the terms of Manager’s employment.

15.	Manager shall not receive any payment or benefit from any third party, directly or indirectly in connection with Manager’s employment. In the event The Manager breaches this undertaking, without derogating from any of the Company’s rights, such benefit or its value shall become the sole property of the Company and the Company may deduct the value of such benefit from any payment the Manager may be entitled to. This section does not apply to gifts or benefits with insignificant value.

16.	Manager acknowledges and agrees that from time to time Manager may be required by the Company to travel and stay abroad as part of Manager’s obligations under this Agreement.

17.	In carrying out Manager’s duties, the Manager shall not act a way which contradicts the signature rights of the Company.

18.	Unless otherwise provided under this Agreement or valid Company’s procedures, the Manager will use the Company’s equipment for the purpose of Manager’s employment only. Thus, the Manager shall not use the Company’s computers/laptops and email system (including by smartphone) for personal purposes (the “Company’s Computers”), shall not store any private material on Company’s Computers and shall not store company documents on Manager’s cloud storage accounts. For personal purposes, Manager shall be entitled to use external email services (such as Gmail, Yahoo Mail, etc.).

19.	Manager acknowledges and agrees as follows: (i) the Company shall have the right to allow other employees and other third parties to use the Company’s Computers; (ii) the Company shall have the right to conduct inspections on any and all of the Company’s Computers, including inspections of email transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for the Company’s purposes; (iii) in light of Manager’s undertaking that the sole use of the Company’s Computers shall be for business purposes, Manager has no right to privacy in any of the Company’s Computers.

20.	Manager acknowledges and agrees that information related to the Manager and the Manager’s terms of employment at the Company, as shall be received and held by the Company (the “Information”), may be transferred to third parties, including those located abroad, subject to: (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company (including transactions related with the Company); (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.

21.	In the event this Agreement is terminated for any reason whatsoever, the Manager shall cooperate with the Company and exercise Manager’s best efforts to assist in the integration of the person or persons who will assume Manager’s responsibilities into the Company.

GENERAL PROVISIONS

22.	This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof including, without limitation, the Previous Employment Terms. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

23.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

24.	Any notice or other communications in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after five (5) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic “received” approval (delivery receipt) was sent by the email server.

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Manager acknowledges that: (1) he has read and fully understood all the provisions of this Agreement and its appendices; (2) he was given the opportunity to consult with third parties, including his attorneys; (3) the signing of this Agreement was made at Manager’s own free will.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement.

/s/ Laurence C. Klein		/s/ Oren Oz
Nuvo Group Ltd.		Oren Oz
By:	Laurence C. Klein
Title:	Chairman	Date:	May 4, 2017
Date:	May 4, 2017

APPENDIX A

TERMS OF EMPLOYMENT AND COMPENSATION

1.	Reporting - The Manager shall report to the Board of Directors of the Company (the “Board”).

The seniority of the Manager, and all entitlement to benefits to the extent based on his seniority, shall be calculated on the basis of the Manager having been employed by the Company since the Original Commencement Date. Notwithstanding the foregoing, the Manager acknowledges that there are no remaining debts owing to him with respect to the period prior to the date of execution of this Agreement.

2.	Notice Period - the Notice Period shall be, if provided by the Manager or the Company - ninety (90) days (the “Notice Period”).

3.	Salary - An initial gross monthly salary of an amount of NIS 47,225 (being the NIS equivalent of an annual gross salary of approximately US$150,000) (the “Salary”). The Salary shall be adjusted at the end of each year hereof so as to be an amount in NIS equivalent to US$150,000 according to the Representative Rate (as defined below) known on such adjustment date, provided however, that in any case, the Salary shall not be adjusted downwards. Additionally, the Salary shall automatically be increased upon the following events to the following amounts:

a.	A gross monthly salary of an amount in NIS equivalent to US$15,833 (calculated according to the representative rate of the US dollar on the date of the salary increase as published by the Bank of Israel, but no less than 3.85 NIS to the USD (the “Representative Rate”), being an annual gross salary of US$190,000) (the “Initial Stepped-Up Salary”) upon the Company shall have succeeded in achieving (by closing of transactions) new equity investments in the Company in an amount of not less than US$5,000,000 (the “Initial Minimum Funding”), inclusive of the equity investments in the Company pursuant to the Note Purchase Agreement entered into by the Company and various investors between February 22, 2016 and July 5, 2016. Solely for purposes of clarification, upon the Company’s consummation of the Initial Minimum Funding, the Manager’s salary shall be immediately increased to the Initial Stepped-Up Salary.

b.	A gross monthly salary of an amount in NIS equivalent to US$20,833 (calculated according to the Representative Rate on the date of the salary increase, being an annual gross salary of US$250,000) (the “Second Stepped-Up Salary”) upon the Company shall have succeeded in achieving (by closing of transactions) new equity investments in the Company in an amount of not less than US$10,000,000 (the “Second Minimum Funding”), inclusive of the equity investments referred to in Section 3(a) above. Solely for purposes of clarification, upon the Company’s consummation of the Second Minimum Funding, the Manager’s salary shall be immediately increased to the Second Stepped-Up Salary.

Any payment or benefit under this Appendix A, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Manager shall not maintain or claim otherwise.

4.	Annual Review of Compensation - Without derogating from the aforesaid, the Company shall annually evaluate the performance of both the Manager and the Company and will determine, at the Company’s sole discretion, whether to increase (but not decrease) the Manager’s Salary and other compensation hereunder, and, if so, in what amount. In such evaluation, the Company shall take into consideration revenue/profit bonus milestones (when revenue becomes relevant to the Company).

The Board shall have the discretion to award to the Manager bonuses (cash or options to purchase shares in the Company) upon a mid-year, unique milestone event.

5.	One Time Bonus - As a bonus for the recent milestone achieved in trials in Heidelberg, Germany, the Company shall, upon execution of this Agreement, grant to the Manager a one time cash bonus in a gross amount in NIS equivalent to US$15,000, according to the Representative Rate on the date of payment.

6.	One Time Stock Options - Upon execution of this Agreement, the Manager shall be granted, subject to execution of a standard option agreement, options to purchase 25,000 ordinary shares of the Company (the “Options”). The Options shall be fully vested upon grant, and exercisable upon the payment of an exercise price equals to NIS 0.01 per share. For the avoidance of doubt, the Options shall be subject to the 2015 Share Incentive Plan of the Company, as shall be amended or replaced from time to time. The Manager undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions. Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Manager.

7.	Annual Bonus - The Manager shall be entitled to an annual cash bonus, as determined by the Board based on its assessment of Manager’s extraordinary performance, of up to 100% of the annual Salary, payable to the Manager within sixty (60) days of the end of each financial year (the “Annual Bonus”).

8.	Performance Based Equity - Upon the Company’s achievement of the Company Value milestones set out in Annex 1 hereto (the “Bonus Matrix”), the Manager shall be entitled to receive performance based bonuses (each a “Performance Based Bonus”) in the form of fully vested and immediately exercisable options (each an “Option” and together the “Options”), each such Option entitling the Manager to purchase one (1) ordinary share of the Company par value NIS 0.01 (“Ordinary Share”), with an exercise price equal to NIS 0.01, in such amount as set out in the Bonus Matrix beside such milestone. For the purposes hereof the term “Company Value” shall mean the average price per share paid for equity securities of the Company in an equity investment round in the Company immediately prior to the time the Performance Based Bonus. For the avoidance of doubt, the Options shall not be subject to the 2015 Share Incentive Plan of the Company, as shall be amended or replaced form time to time. Manager undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions. Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by Manager.

In the event of an M&A Event in which the Company Value exceeds 50% towards the next milestone for achievement at such time in the Bonus Matrix, then the Company will automatically accelerate the Performance Based Bonus fully towards such next milestone. For the purposes of this section, the term “M&A Event” means: (i) a sale of all or substantially all of the assets of the Company, or a sale (including an exchange) of all or substantially all of the shares of the Company, to any person, or a purchase by a shareholder of the Company or by an affiliate of such shareholder, of all the shares of the Company held by all or substantially all other shareholders or by other shareholders who are not Affiliated with such acquiring party; (ii) a merger (including, a reverse merger and a reverse triangular merger), consolidation, amalgamation or like transaction of the Company with or into another corporation; (iii) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction; (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or (vi) such other transaction or set of circumstances that is determined by the Board, in its discretion, to be a transaction subject to the provisions of this Section 8.

9.	Termination Provisions - In case of termination of the Manager’s employment by the Company without Cause in a manner that the Manager ceases to be employed by the Company in any capacity, the Manager shall be entitled as follows, in addition to any other right he is entitled in accordance with this Agreement:

(i)	Full and immediate acceleration of any unvested options held by the Manager prior to the Manager’s employment termination free of charge.

(ii)	Payment and/or award of all accrued and unpaid Salary and benefits employee is entitled to under this Agreement and/or according to the law.

(iii)	All Performance Based Bonuses accruable over a six (6) month period following the date of the end of the Notice Period, or of the Manager’s work at the Company, if later.

(iv)	All amounts accrued in the Manager’s Pension Fund, as defined below.

10.	Pension Arrangements - The Company shall insure the Manager under an accepted ‘Managers’ Insurance’ plan (the “Managers’ Insurance Policy”), a Pension Fund (the “Pension Fund”) or a combination of both, at the Manager’s choice, according to the following rates and conditions:

10.1	Managers’ Insurance Policy:

10.1.1.	Disability Insurance - The Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary (the “Disability Insurance”). The Company’s contribution for Disability Insurance shall, in no circumstances, exceed the amount of 2½% of the Salary.

10.1.2.	Severance - an amount equal to 8⅓% of the Salary (“Severance Fund”);

10.1.3.	Company’s contribution towards pension - the difference between 6.5% of the Salary and the actual percentage of the Salary contributed towards Disability Insurance, provided that the Company’s contribution towards pension shall not be less than 5% of the Salary;

10.1.4.	Manager’s contribution towards pension - 6% of the Salary.

10.2	Pension Fund: Severance - an amount equal to 8⅓% of the Salary; Pension - an amount equal to 6.5% of the Salary. In addition, the Company will deduct from Manager’s monthly pay a sum equal to 6% of the Salary as Manager’s contribution.

10.3	With respect to the Company’s required contributions to the Manager’s Pension Fund and, for the purposes of the Section 14 Arrangement as defined below, to the Manager’s Severance Fund until the Effective Date, which are set out in Appendix D to this Agreement (“Company Back Contributions”), the Company and the Manager agree that the following will apply:

10.1.1.	The Company shall deposit as soon as possible following the signing of this Agreement but in any case by the earliest of 90 days following the signing of this Agreement or upon a Initial Minimum Funding or immediately prior to an M&A Event (the “Long Stop Date”), in one or more installments, all Company Back Contributions into the Manager’s Pension Fund and Severance Fund. If such deposits are made in installments, they shall be made for respective calendar years chronologically, beginning with 2007.

10.1.2.	For each deposit of Company Back Contributions into the Manager’s Pension Fund, the Company agrees to provide to the Manager a loan in the amount that is required by law to be made by the Manager into the Pension Fund with respect to such deposit by the Company (each a “Loan”). The Company shall deposit the amount of the Loan directly into the Manager’s Pension Fund on behalf of the Manager.

10.1.3.	Unless otherwise agreed in writing between the Company and the Manager, the terms of each Loan shall be as follows: (a) the outstanding portion of the principal amount of each Loan shall bear interest at an annual rate of 5%; (b) each Loan shall be returned to the Company in monthly equal payments from the Manager over a period of 5 years by deducting each such payment from the Manager’s monthly salary payment, however the Manager may elect at any time, by written notice to the Company, to accellate the repayment of each Loan, or any part thereof. In the case of the termination of the Manager’s employment with the Company without Cause, the repayment of the remaining outstanding balance of the Loans shall be automatically irrevocably waived by the Company.

10.1.4.	Subject to the Company’s compliance with the aforesaid, the Manager hereby waives any claim he has or may have with respect to the Company’s contributions to the Manager’s Pension Fund and Severance Fund until the Effective Date and, as off the Effective Date, the Manager and the Company shall be subject to Section 14 Arrangement as set out in Section 14 below.

11.	Life Insurance - The Company shall maintain, at the Company’s expense, a life insurance policy for the Manager for coverage of up to US$ 1,000,000. The beneficiaries of such life insurance policy shall be at the Manager’s discretion and as determined by the Manager from time to time. At the Manager’s discretion, the Manager may maintain such policy, on terms acceptable to the Company, on his own accord and the Company shall reimburse the Manager for the premiums paid by him on a monthly basis and the Manager shall provide the Company with a certificate confirming the issuance of such policy.

12.	Health Insurance - The Company shall maintain, at the Company’s expense, a private health insurance policy for the Manager and the family members of his household with an insurer at the Manager’s discretion and as determined by the Manager from time to time. At the Manager’s discretion, the Manager may maintain such policy on his own accord and the Company shall reimburse the Manager for the premiums paid by him on a monthly basis up to an amount of NIS 1000 per month.

13.	Study Fund (“Keren Hishtalmut”) - The Company and the Manager shall maintain a ‘Keren Hishtalmut’ Fund (the “Keren Hishtalmut Fund”). The Company shall contribute to such Keren Hishtalmut Fund an amount equal to 7½% of the Salary provided, however, that such amount shall not exceed 7½% of the Effective Salary as defined in Section 3(e) of the Income Tax Ordinance, 5721-1961, and Manager shall contribute to such Keren Hishtalmut Fund an amount equal to 2½% of the Salary. Manager hereby instructs the Company to transfer to such Keren Hishtalmut Fund the amount of Manager’s contribution from each Salary.

14.	Pension Funds Release - The Company and the Manager agree to adopt the provisions of the “General Acknowledgement Regarding the Payments by Employers to Pension Funds and to Insurance Funds in Lieu of Payment of Severance Compensation”, which was issued in accordance with the Severance Compensation Law, 1963 (“General Acknowledgement”). The General Acknowledgment is attached to this Agreement as Appendix C and forms an integral part thereto. The Company waives any right that it may have for the repayment of any monies paid by it to the Managers Insurance and/or the Pension Fund, unless the right of the Manager to severance compensation has been revoked in a judicial decision, under Sections 16, 17 to the Severance Compensation Law, 1963 (to the extent of such revocation) or where the Manager withdrew monies from the pension fund or the insurance fund for any reason other than death, disability or retirement at the age of sixty or thereafter. The Manager represents, confirms and undertakes that under the provisions of the General Acknowledgement, all payments, which were made by the Company to the Managers Insurance and/or the Pension Fund, shall be lieu of the severance compensation Manager may be entitled to on the basis of Manager’s Salary.

The Manager hereby acknowledge and confirm that the Company’s contributions towards the Managers Insurance and/or the Pension Fund shall come in lieu of payment of severance compensation, if the Manager shall be entitled to such, according to Section 14 of the Severance Compensation Law, 1963 and in accordance with the General Acknowledgement.

15.	Vacation - Subject to the provisions of the Annual Vacation Law, 1951 (the “Vacation Law”), the Manager shall be entitled to 22 working days as vacation days(the “Vacation Days”), with respect to each twelve (12) months period of continuous employment with the Company. The Manager shall be entitled to carry forward the unused Vacation Days in accordance with the terms set out in the Vacation Law only. For the avoidance of doubt, prior to Manager utilizing any of his Vacation Days, he shall submit such dates to the Board for approval, which approval shall not be unreasonably withheld, delayed or conditioned. The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall consider fit.

16.	Sick Leave - The Manager shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law-1976. In the event the Manager is absent from work due to illness, the Manager shall give notice thereof to the Company (whether himself or by his representative) in the first day of absence, unless Manager is not able to provide such notice due to Manager’s medical condition, in which case the notice will be delivered as soon as possible thereafter. Such notice shall include, inter alia, the estimated period in which the Manager will be absent from work.

17.	Recuperation - The Manager shall be entitled to Recuperation Payments (“Dmey Havra’a”) in accordance with the applicable expansion order.

18.	Car - The Company shall provide the Manager with a Car of a make and size to be determined by the Company (the “Car”). The Company shall bear all cost and expenses relating to the Car including purchase or lease, governmental licenses, insurance, gasoline, toll road fees and repairs; provided that the Company shall not bear the costs of tickets, fines, and damages with respect to collisions which are not actually covered by the insurance. Any tax related to the benefit to the Employee of the Car shall be borne by the Company and the Manager shall be entitled to grossing up of such Car benefits.

The Manager shall: (i) take good care of the Car and ensure that the provisions and conditions of any policy of insurance relating thereto are observed (including the provisions with respect to the safeguarding of the Car); and (ii) shall use the Car in accordance with the Company’s policy as shall be in effect from time to time; and (iii) in the event that the Manager’s employment terminates for whatever reason, Manager will forthwith return the Car with the keys and all licenses and other documentation relating to the Car, to the Company. The Manager shall not have any lien with respect to the Car or any document or property relating thereto. The provision of the Car comes in lieu of payment of travel expenses.

[The Manager may opt at any time to receive, in lieu of the Car, a monthly payment in the amount of NIS 5000 as reimbursement of expenses for holding his own car.]

19.	Cellular Phone - The Company shall provide Manager with a cellular phone to be placed at Manager’s disposal for Manager’s use in the course of performing Manager’s obligations under this Agreement as well as for reasonable personal usage. Company shall bear costs relating to the use of the Cellular Phone according to the Company’s policy. Manager shall return the Cellular Phone (together with any other equipment supplied) upon the Company’s request or at the date of termination of Manager’s employment.

20.	Business Expenses - The Company shall reimburse the Manager for necessary and customary business expenses incurred by the Manager, in accordance with Company policy as determined by the Company from time to time.

21.	Taxes - The Company shall withhold, deduct, transfer and/or charge the Manager with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by the Manager and in respect of all the benefits that the Manager is or may be entitled to.

/s/ Laurence C. Klein		/s/ Oren Oz
Nuvo Group Ltd.,		Oren Oz

By:	Laurence C. Klein	Date:	May 4, 2017
Title:	Chairman
Date:	May 4, 2017

Annex I

Bonus Matrix

PPS Growth Performace

Based

Company Value		Options Granted	Accumulative; Aggregation	Exercise Value
Min	Max
22,500,000	25,000,000	25000	25000	0.01
45,000,000	50,000,000	50000	75000	0.01
90,000,000	100,000,000	75000	150000	0.01
225,000,000	250,000,000	100000	250000	0.01
450,000,000	500,000,000	150000	400000	0.01
900,000,000	1,000,000,000	200000	600000	0.01

APPENDIX B

THIS UNDERTAKING (“Undertaking”) is entered into as of the 4 day of May, 2017, by Oren Oz, I.D. No. 03-827060-9, an individual residing at Emek Zvulun 10 Modiin, Israel; email: oren@nuvo-group.com, (the “Manager”).

WHEREAS, the Manager wishes to be employed by Nuvo Group Ltd. (the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Manager is entering into this Undertaking as a condition to Manager’s continued employment with the Company.

NOW, THEREFORE, the Manager undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1	The Manager acknowledges that the Manager may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Manager to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Manager gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Manager shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2	The Manager acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3	During the term of Manager’s employment and at any time after termination or expiration thereof, for any reason, Manager shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Manager agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Manager in connection with the employment by the Company (the “Confidential Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by the Manager to the Company upon termination or expiration of the Manager’s employment for any reason, or at any earlier time at the request of the Company, without the Manager retaining any copies thereof.

1.5	During the term of the Manager’s employment with the Company, Manager shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of Manager and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Manager shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.6	During the term of the Manager’s employment with the Company, Manager will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other person to whom the Manager has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.	Unfair Competition and Solicitation. Manager undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter: (i) Manager shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets, as defined below. Manager confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets; (ii) Manager shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of Manager’s employment with the Company; and (iii) Manager shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

The Manager acknowledges that in light of Manager’s position with the Company and in view of the Manager’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by the Manager as a condition to the employment of Manager by the Company. The Manager confirms that Manager has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Manager of entering into this Undertaking and, specifically, Section 2 hereof.

3.	Ownership of Inventions.

The Manager will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Manager, either alone or jointly with others, during the Manager’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable. The term Invention shall not include information, improvements, inventions, formulae, processes, techniques, know-how and data, or discovery made or conceived or reduced to practice or learned by the Manager, during the Manager’s employment with the Company which (a) does not use the Company’s Equipment, supplies, facilities, trade secret, or Company’s Major Assets or (b) was developed entirely on Manager’s own time without the use of Company’s Equipment, supplies, facilities, or trade secrets; or (c) does not relate to the business of the Company or to the Company’s actual or demonstrably contemplated research or development; or (d) does not result from or related to work the Manager performs, or has performed, for the Company (collectively “Manager’s Inventions”). Manager’s Inventions shall be the sole property of the Manager and the Company shall have no right thereto.

3.1	The Manager agrees that all the Inventions are, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including moral rights, in connection with such Inventions. The Manager hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereto for, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Manager also hereby forever waives and agrees never to assert any and all Moral Rights Manager may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.2	The Manager further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Manager hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Manager’s agents and attorneys-in-fact to act for and on Manager’s behalf and instead of Manager, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Manager.

3.3	The Manager shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Manager and the Company. Without limitation of the foregoing, Manager irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above any, oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void.

4.	General.

4.1	Manager represents that the performance of all the terms of this Undertaking and Manager’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Manager acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing the Manager.

4.2	The Manager acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Manager’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3	Manager recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Manager, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4	This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

4.5	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and the Manager, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Manager’s obligations and liabilities under any applicable law.

4.7	This Undertaking constitutes the entire agreement between the Manager and the Company with respect to the subject matter hereof and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.8	This Undertaking, the rights of the Company hereunder, and the obligations of Manager hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Manager may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Printed Name:	Oren Oz	Signature:	/s/ Oren Oz

APPENDIX C

General Authorization Regarding Employers Payments to a Pension Fund and Insurance Fund in Lieu of Severance Pay

In Accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, The “Law”), I herby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, for a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or for managers insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments into a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled against the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), and provided the following conditions shall be met:

1.	Employer Payments-

1. To a pension Fund are not less than 14 1/3 % of the Exempted Salary or 12% of the Exempted Salary if the employer pays for his employee, in addition to this, supplementary severance payments, into a severance pay fund or an Insurance Fund in the name of the employee, at a rate of 2 1/3% of the Exempted Salary. If, in addition to the 12%, the employer does not pay the said 2 1/3%, its payments shall be only in lieu of 72% of the employee’s severance pay.

2. To an Insurance Fund are not less than one of the following:

1.2.1. 13 1/3% of the Exempted Salary, if the employer pays for its employee additional monthly income supplement benefits in the case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Payment for the Loss of Ability to Work Insurance”).

1.2.2. 11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Ability to Work Insurance, and in such case the employer’s payments shall be in lieu 72% of the employee’s severance pay only. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

2.	Not later than three months from the commencement of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:

1. The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.

2. The employer’s prior waiver of any right it may have to a financial reimbursement from its payments, unless the employee’s right to severance pay is rescinded by a judicial decree or by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “qualifying incident”- death, disability or retirement at the age of 60 or older.

3.	This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, and expansion order or employment contract, for wages exceeding The Exempted Salary.

(-)
Eliyahu Yishai
Minister of Labor and Social Affairs

APPENDIX D

Company Back Contributions